CONTACT INVESTOR RELATIONS
Randy Fowler  (713) 654-7502


                                   NORAM ENERGY CORP. AND SUBSIDIARIES
                                              (UNAUDITED)
                           (in thousands of dollars except per share amounts)


QUARTER ENDED DECEMBER 31                              1994       1993 (3)
Operating Revenues                                    $  713,081   $  868,026
Income From Continuing Operations Before Income Taxes $   37,758   $    1,558

Income (Loss) From Continuing Operations              $   23,836   $   (4,218)
Loss from Discontinued Operations, Less Taxes (1)         (2,102)       -
Income (Loss) Before Extraordinary Item                   21,734       (4,218)
Extraordinary Item, Less Taxes (2)                          (606)        (381)
Net Income (Loss)                                         21,128       (4,599)
  Preferred Dividend Requirement                           1,950        1,950
Balance Available to Common Stock                     $   19,178   $   (6,549)
Per Share Data:
Income (Loss) Before Extraordinary Item               $     0.18   $    (0.05)
Loss from Discontinued Operations, Less Taxes              (0.02)       -
Extraordinary Item, Less Taxes                              0.00         0.00
Net Income (Loss)                                     $     0.16   $    (0.05)
Weighted Average Common Shares Outstanding (000's)       122,492      122,357



TWELVE MONTHS ENDED DECEMBER 31
Operating Revenues                                    $2,801,446   $2,949,565
Income From Continuing Operations Before Income Taxes $   85,663   $   86,416

Income From Continuing Operations                     $   51,291   $   39,935
Loss from Discontinued Operations, Less Taxes (1)         (2,102)       -
Income Before Extraordinary Item                          49,189       39,935
Extraordinary Item, Less Taxes (2)                        (1,123)      (3,848)
Net Income                                                48,066       36,087
  Preferred Dividend Requirement                           7,800        7,800
Balance Available to Common Stock                     $   40,266   $   28,287
Per Share Data:
Income From Continuing Operations                     $     0.36   $     0.26
Loss from Discontinued Operations, Less Taxes              (0.02)       -
Extraordinary Item, Less Taxes                             (0.01)       (0.03)
Net Income                                            $     0.33   $     0.23
Weighted Average Common Shares Outstanding (000's)       122,424      122,305

(1) Principally settlement of litigation related to University Savings Association brought against the Company by the Resolution Trust Corporation.
(2)  Loss on reacquisition of debt.
(3) Income from continuing operations for 1993 includes a fourth quarter pre-tax charge of approximately $34.2 million related to the termination of certain agreements with Samson Resources Inc. and pre-fourth quarter, pre-tax gains of approximately $41.5 million related to the sale of certain properties.